Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Medialink Worldwide Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333-27207 and 333-126213) on Form S-8 and in the registration statements (Nos. 333-120956) on Form S-3 of Medialink Worldwide Incorporated of our report dated March 31, 2008, with respect to the consolidated balance sheets of Medialink Worldwide Incorporated as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related consolidated financial statement schedule, which report appears in the December 31, 2007 annual report on Form 10-K of Medialink Worldwide Incorporated.

(Signed) KPMG LLP
New York, New York
March 31, 2008